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                                                                     EXHIBIT 1.3

                    AMENDED AND RESTATED CONSULTING AGREEMENT



          This Amended and Restated Consulting Agreement (the "Agreement") made on this ____ day of July, 1998, by and between U.S. OnLine Communications, Inc., a Delaware corporation (the "Company") and Barington Capital Group, L.P. ("Barington"), amends and restates, in its entirety, the Consulting Agreement, dated March 30, 1998, between the Company and Barington (the "Initial Agreement").

          WHEREAS, the Company granted to Barington pursuant to the terms and conditions of the Initial Agreement an irrevocable preferential right for a period of three (3) years from the date of such agreement to purchase for its account or sell for the account of the Company or any subsidiary of or successor to, the Company, any securities of the Company or any such subsidiary of, or successor to, the Company, which the Company or any such subsidiary or successor may seek to sell, whether pursuant to registration under the Securities Act of 1933, as amended, or otherwise (the "Right of First Refusal");

          WHEREAS, the Company and Barington desire to eliminate in its entirety the Right of First Refusal;

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the Company agrees to retain Barington and Barington agrees to be retained by the Company under the terms and conditions set forth below:

          1. The Company hereby retains Barington to perform consulting services related to corporate finance and other financial services matters, and Barington hereby accepts such retention, for a term commencing on the date of the Initial Agreement and ending on the first anniversary thereof. In this regard, subject to the terms set forth below, Barington shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice.

          2. As compensation for the services described in paragraph 1 above, the Company shall pay to Barington a fee of $500,000 (exclusive of any accountable out-of-pocket expenses)(the "Consulting Fee"), payable on the nine month anniversary of the Initial Agreement. In the event that Barington is the lead managing underwriter in connection with an initial public offering of the equity securities of the Company and such offering is consummated prior to the due date for the Consulting Fee, the fees payable to Barington in connection with such public offering shall be credited dollar for dollar against


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the Consulting Fee. In the event that Barington is unable or unwilling to complete an initial public offering of the Common Stock of the Company substantially on the terms and conditions set forth in that certain Engagement Letter, dated February 3, 1998, by and between Barington and the Company within six months of the date of the Initial Agreement, other than as a result of any actions taken by the Company or any material adverse change in the business, results of operations or prospects of the Company, then the Company may elect not to proceed with an initial public offering in which Barington is the lead or co- lead underwriter and, if so, Barington shall waive the Consulting Fee.

                   In addition, if within two years immediately following the date of the Initial Agreement, the Company consummates a Transaction (as defined below) with any party introduced by Barington to the Company prior to the date of the Initial Agreement, the Company shall pay to Barington a fee equal to ten percent (10%) of the gross proceeds of such Transaction. A "Transaction" shall mean any transaction in which the Company or any subsidiary or affiliate of the Company may be involved, including, but not limited to, mergers, acquisitions, joint ventures, sales of securities of the Company or its subsidiaries or affiliates or sales of all or substantially all of the assets of the Company or any subsidiary or affiliate of the Company, sales or other issuances of any securities in connection with an acquisition or disposition or other business combination transaction.

          3. In addition, Barington shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or projects, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations under prior written agreement as to additional compensation to be paid by the Company to Barington with respect to such evaluations and negotiations.

          4. All obligations of Barington contained herein shall be subject to Barington's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Barington shall devote such time and effort to the performance of its duties hereunder as Barington shall determine is reasonably necessary for such performance. Barington may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Barington all information available to it and requested by Barington which Barington determines is relevant to the performance by Barington of its obligations under this Agreement, or particular projects as to which Barington is acting as advisor, which will permit Barington to have access to all material information available to the Company, reasonably requested by Barington. In the event


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that the Company fails or refuses to furnish any such material or information reasonably requested by Barington, and thus prevents or impedes Barington's performance hereunder, any inability of Barington to perform shall not be a breach of its obligations hereunder.

          5. Subject to Section 6, nothing contained in this Agreement shall limit or restrict the right of Barington or of any partner, employee, agent or representative of Barington, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Barington to render services of any kind to any other corporation, firm, individual or association.

          6. Barington will hold, and will use its commercially reasonable efforts to cause its officers, directors, employees, consultants, advisors, and agents to hold, in confidence any confidential information which the Company provides to Barington pursuant to this Agreement. Barington may disclose such information to its officers, directors, employees, consultants, advisors and agents, in connection with the services to be rendered as contemplated by this Agreement, so long as such persons are informed by Barington of the confidential nature of such information and are directed by Barington to treat such information confidentially in accordance herewith. Notwithstanding the foregoing, Barington shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain (through no breach of this Agreement by Barington or any of its officers, directors, employees, consultants and advisors); (ii) of which Barington can show it had independent knowledge prior to disclosure to it by the Company;
(iii) which comes into the possession of Barington in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Barington by governmental requirements. If Barington is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, Barington shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order. In the event that a protective order or similar remedy is not obtained, Barington will disclose only that portion of the confidential information, as, in the opinion of its counsel, is legally required.

          7. Because Barington will be acting on your behalf, it is its practice to receive indemnification. A copy of Barington's standard indemnification provisions (the "Indemnification


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Provisions") is attached to this Agreement and is incorporated herein and made a part hereof.

          8. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

          9. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

          10. This Agreement may not be terminated by the Company. This Agreement may be terminated by Barington at any time upon thirty (30) days' prior written notice, without liability or continuing obligation to you or to us (except for any compensation earned by us up to the date of termination, including compensation to be paid subsequent to such termination). Neither termination nor completion of this assignment shall affect the provisions of
Section 2 hereof, including, but not limited to, the compensation due to Barington pursuant to such Section or the Indemnification Provisions which are incorporated herein, which shall remain operative and in full force and effect.

          11. Any notices hereunder shall be sent to the Company and to Barington at their respective addresses set forth above. Any notice shall be given by hand delivery, facsimile transmission or overnight delivery or courier service, against receipt therefor, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

          12. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

          13. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

          14. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and permitted assigns.


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          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.


                                     BARINGTON CAPITAL GROUP, L.P.


                                     By:__________________________
                                     Name:   Carl Kleidman
                                     Title:  Managing Director






                                     U.S. ONLINE COMMUNICATIONS, INC.


                                     By: ___________________________
                                     Name:   Donald Barlow
                                     Title:  President


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                           INDEMNIFICATION PROVISIONS


          U.S. OnLine Communications, Inc. (the "Company") agrees to indemnify and hold harmless Barington Capital Group, L.P. ("Barington") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Barington is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Barington's acting for the Company, including, without limitation, any act or omission by Barington in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement, dated March 30, 1998, between the Company and Barington to which these indemnification provisions are attached and form a part (the "Agreement"). The Company also agrees that Barington shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Barington, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Barington's gross negligence or willful misconduct.

          These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Barington or the persons indemnified below in this sentence and shall extend to the following: Barington, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Barington in these indemnification provisions shall be understood to include any and all of the foregoing.

          If any action, suit, proceeding or investigation is commenced, as to which Barington proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Barington to notify the Company shall not relieve the Company from its obligations hereunder, except to the extent that the Company is materially prejudiced thereby. If the Company so elects, or is requested by Barington, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably acceptable to Barington, and


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the payment of the fees and disbursements of such counsel. In the event, however, that the Company fails to promptly assume the defense thereof with counsel reasonably acceptable to Barington, or Barington determines in its reasonable judgement that it has one or more defenses different than or in addition to those of the Company, then Barington shall have the right to retain counsel (in addition to any local counsel) of its own choice to represent it, and the Company shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Barington made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Barington, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a unconditional term thereof, the giving by the claimant to Barington of an unconditional release from all liability in respect of such claim.

          In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Barington, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Barington, on the other hand, and also the relative fault of the Company, on the one hand, and Barington, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Barington shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Barington pursuant to the Agreement.

          Neither termination nor completion of the engagement of Barington referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.


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